                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                CRYSTAL OIL CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                               CRYSTAL OIL COMPANY
                                229 Milam Street
                           Shreveport, Louisiana 71101

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
                                  MAY 20, 1999

         Notice is hereby given that the Annual Meeting of Shareholders of Crystal Oil Company (the "Company") will be held at 888 Seventh Ave, 32nd Floor, New York, New York, on May 20, 1999, at 9:30 A.M., Eastern Time, for the following purposes:

         1. To elect six directors of the Company to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified.

         2. To ratify the selection by the Board of Directors of the Company of KPMG LLP as the Company's independent auditors for 1999.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on April 5, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof.

         The Board of Directors welcomes the personal attendance of shareholders at the meeting. However, whether or not you expect to be present at the meeting, please fill in, date and sign the enclosed proxy and return it to the Company in the enclosed envelope, which requires no postage if mailed in the United States.



                                             By Order of the Board of Directors,

                                             /s/ J. A. Ballew

                                             J. A. Ballew
                                             Secretary

Dated: April 14, 1999

                               CRYSTAL OIL COMPANY
                                229 Milam Street
                           Shreveport, Louisiana 71101


                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                                  April 14, 1999


     This Proxy Statement is being furnished in connection with a solicitation of proxies by the Board of Directors of Crystal Oil Company, a Louisiana corporation (the "Company"), to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 20, 1999, at 9:30 A.M., Eastern Time, at 888 Seventh Ave., 32nd Floor, New York, New York, and at any adjournment or adjournments thereof.

     If the enclosed form of proxy is properly executed and returned, it will be voted at the Annual Meeting, or at any adjournment or adjournments thereof, in accordance with the specifications thereof. If no instructions are specified in the proxy, the shares represented thereby will be voted for the election of the nominees listed herein as directors and in favor of the proposals set forth herein. A proxy may be revoked, at any time before it has been voted, upon written notice to the Secretary of the Company, by submitting a subsequently dated proxy or by attending the Annual Meeting and withdrawing the proxy.

     The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting has been fixed by the Board of Directors to be the close of business on April 5, 1999 (the "Record Date"). As of the Record Date, the Company had outstanding 2,668,122 shares of Common Stock, $.01 par value ("Common Stock"), and 7,360,753 shares of $.06 Senior Convertible Voting Preferred Stock, $.01 par value ("Senior Preferred Stock"). Each outstanding share of Common Stock will be entitled to one vote on each matter considered at the Annual Meeting and each outstanding share of Senior Preferred Stock will be entitled to .001 of a vote on each matter considered at the Annual Meeting. There are no other classes of voting securities of the Company outstanding.

     This Proxy Statement and the enclosed form of proxy will be mailed on or about April 16, 1999, to shareholders of record on the Record Date entitled to vote at the Annual Meeting. The Company will bear the cost of solicitation of proxies by the Board of Directors, including charges and expenses of brokerage firms, banks and others for forwarding solicitation material to beneficial owners. In addition to the use of the mails, proxies may be solicited by officers and employees of the Company, without remuneration, by personal contact, telephone or telegraph. The Company has retained Morrow & Company to aid in the solicitation of proxies, for whose services the Company will pay a fee of $3,500, plus out-of-pocket costs and expenses.

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1998, is enclosed.

                       MATTERS TO COME BEFORE THE MEETING

                                 PROPOSAL NO. 1
                                 --------------

                              ELECTION OF DIRECTORS

     At the Annual Meeting, six directors are to be elected to hold office until the next annual meeting of shareholders and until their respective successors shall have been elected and qualified. It is the intention of the persons named in the enclosed form of proxy to vote such proxy for the election of the nominees named below. The nominees have indicated that they are willing to serve as directors. The Board of Directors does not contemplate that any of the nominees will be unable or become unavailable for any reason. However, should any of the following nominees for the Board of Directors be unable to serve as a director or become unavailable for any reason, proxies that do not withhold authority to vote for the nominee will be voted for another nominee to be selected by the Board of Directors. Nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote cast for or against any particular director and will not affect the outcome of the election of directors.

     Robert B. Hodes, a current director of the Company, will not be seeking reelection to the Company=s Board of Directors at the annual meeting. Neal Moszkowski has been nominated to serve as a director of the Company after the Annual Meeting.

     The following table sets forth for each nominee (i) the name and age of such nominee, (ii) the positions and offices with the Company of such nominee and (iii) the year during which such nominee first became a director. Such table has been prepared from information obtained from the respective nominees. The term of office of each director is until the next annual meeting of shareholders or until his earlier resignation or his successor is duly elected and qualified.

                                               Positions
                                              and Offices          Served as
         Name                         Age  With the Company   Director Since (1)
         ----                         ---  ----------------   ------------------
J. N. Averett, Jr. (2)............... 56   President, Chief          1985
                                           Executive Officer
                                             and Director
Gary S. Gladstein (3)................ 54       Director              1989
Lief D. Rosenblatt (4)............... 45       Director              1989
George P. Giard, Jr. (5)............. 60       Director              1987
Donald G. Housley (6)................ 62       Director              1987
Neal Moszkowski (7).................. 33        Nominee               N/A

--------

(1) Messrs. Gladstein, Rosenblatt and Moszkowski were recommended as directors to the Company by Quantum Fund N.V. and Quantum LDC Partners (collectively, "Quantum"), which, together with George Soros, control approximately 63.9% of the total voting power of the Company. Mr. Gladstein is employed by Soros Fund Management LLC ("SFM"), the investment advisor to Quantum. Mr. Rosenblatt is employed by Satellite Fund Management LLC. Mr. Moszkowski is a partner of Soros Private Equity Partners, L.L.C.

(2) Mr. Averett has served as President of the Company since November 1985. Mr. Averett is a member of the Executive Committee of the Board of Directors of the Company.

(3) Mr. Gladstein has served as a Managing Director of SFM, an investment advisory firm, for more than the past five years and has also served as a member of the Management Committee of SFM since 1997. Mr. Gladstein is also a director of Jos. A. Bank Clothiers, Inc., Cresud, S.A., IRSA Inversiones y Representaciones S.A. and Quantum Dolphin P.L.C. Mr. Gladstein is a member of the Audit Committee and Compensation Committee of the Board of Directors of the Company.

(4) Mr. Rosenblatt has been employed by Satellite Fund Management LLC since January 1999. Prior to January 1999, Mr. Rosenblatt was a Managing Director of SFM for more than the past five years. Mr. Rosenblatt is a member of the Executive Committee of the Board of Directors of the Company.

(5) Mr. Giard has served as Chairman of the Board and Chief Executive Officer of Panamerican Oil Company, an oil and gas exploration and production company, since January 1997. From 1986 to 1996, Mr. Giard was Chairman of the Board and Chief Executive Officer of Presidio Oil Company, an oil and gas exploration and production company. Mr. Giard also has been a partner in Oil & Gas Finance Limited, a private energy investment firm, since 1981. Mr. Giard is a member of the Executive Committee, Audit Committee and Compensation Committee of the Board of Directors of the Company.

(6) Mr. Housley is an independent investor. Mr. Housley is a member of the Audit Committee and Compensation Committee of the Board of Directors of the Company.

(7) Mr. Moszkowski has been a partner of Soros Private Equity Partners, L.L.C. since August 1998. From August 1993 to August 1998, Mr. Moszkowski was an Executive Director of Goldman Sachs International and a Vice President of Goldman Sachs & Co. in its Principal Investment Area. If elected, Mr. Moszkowski will become a member of the Audit Committee of the Board of Directors of the Company.



                                 PROPOSAL NO. 2
                                 --------------

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     On March 3, 1999, the Board of Directors, upon the recommendation of its Audit Committee, appointed the firm KPMG LLP as independent auditors for the year ending December 31, 1999, subject to ratification by the shareholders at the Annual Meeting. KPMG LLP was originally appointed as independent auditors of the Company by the Board of Directors, upon recommendation of its Audit Committee, on May 13, 1987.

     Representatives of KPMG LLP are expected to attend the Annual Meeting, will be afforded an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.

     The affirmative vote of a majority of the voting power of the Common Stock and Senior Preferred Stock, voting as a single class, cast at the Annual Meeting is necessary for ratification of the selection of KPMG LLP. Because abstentions and broker non-votes will not be considered to have been cast for or against the proposal, they will have no effect on the vote on the ratification of the selection of KPMG LLP. If shareholders do not ratify the selection of KPMG LLP, the Board of Directors will consider the selection of other independent auditors for the year ending December 31, 1999.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of the Record Date, the beneficial ownership of each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock and Senior Preferred Stock. Unless otherwise indicated, each person listed has sole voting and investment power with respect to the shares beneficially owned.

                                                                 Shares Beneficially Owned        Shares Beneficially Owned
                                                                 (Excluding Shares Deemed         (Including Shares Deemed
                                                                 Owned Pursuant to Rights         Owned Pursuant to Rights
                                                                      to Acquire)(1)                   to Acquire)(2)
                                                                 --------------------------       ---------------------------
          Name and Address
        of Beneficial Owner                Title of Class            Shares       Percent(3)        Shares         Percent(3)
        -------------------                --------------            ------       ----------        ------         ----------
Quantum Fund N.V.(4)
Quantum Partners LDC(4)
  Kaya Flamboyan 9                      Common Stock                1,628,066       61.0%           1,632,743(5)      61.1%
  Curacao, Netherlands Antilles         Senior Preferred Stock      2,078,748       28.2%           2,078,748         28.2%

George Soros(6)
  888 Seventh Avenue                    Common Stock                1,708,713       64.0%           1,713,390(6)      64.1%
  New York, NY 10106                    Senior Preferred Stock      2,078,748       28.2%           2,078,748         28.2%

State Street Research & Management
Company(7)
  One Financial Center, 30th Floor
  Boston, MA 02111-2690                 Common Stock                  255,740        9.6%             255,740          9.6%

Lehman Brothers Inc.(8)
  3 World Financial Center              Common Stock                       --          --               3,543             *
  New York, NY 10285                    Senior Preferred Stock      1,575,034       21.4%           1,575,034         21.4%

*Represents less than one percent (1%) of outstanding class.

--------


(1) The number and percentage of securities owned excludes any shares that the person may be deemed to be the beneficial owner of pursuant to Rule 13d-3 promulgated under the Exchange Act as a result of any rights that such person may have to acquire beneficial ownership of such security within 60 days.

(2) The number and percentage of securities owned includes all shares that the person may be deemed to be the beneficial owner of pursuant to Rule 13d-3 promulgated under the Exchange Act as a result of any rights that such person may have to acquire beneficial ownership of such security within 60 days.

(3) The percentages shown in the above table are calculated on the basis of the 2,668,122 shares of Common Stock and 7,360,753 shares of Senior Preferred Stock that were issued and outstanding as of the Record Date.

(4) Quantum owns in the aggregate 1,628,066 shares of Common Stock directly. George Soros, operating under the name Soros Fund Management LLC ("SFM"), is the investment advisor to Quantum and its investment subsidiaries. Pursuant to its investment advisory contract with Quantum and its principal subsidiaries, SFM exercises direct investment discretion with respect to the portfolio assets held for the account of Quantum. In addition, SFM is responsible for developing the overall investment strategy of Quantum and its subsidiaries. Mr. Soros, as the person who controls SFM, may be deemed to be the beneficial owner of the securities owned by Quantum as a result of SFM's contractual authority to exercise investment discretion with respect to such securities. The foregoing information, as well as the information set forth in Note 5 hereof, is based solely on information provided to the Company by Quantum, Amendment No. 13 to the joint
       Schedule 13D dated January 1, 1997 of Quantum, SFM, George Soros and Stanley F. Druckenmiller.

(5) The number of shares of Common Stock beneficially owned by Quantum and George Soros includes 4,677 shares of Common Stock that are issuable upon conversion of 2,078,748 shares of Senior Preferred Stock.

(6) George Soros directly owns an aggregate of 80,647 shares of Common Stock. In addition, Mr. Soros may be deemed to be the beneficial owner of the shares beneficially owned by Quantum described above as a result of SFM's contracted authority to exercise investment discretion with respect to such securities. The foregoing information is based solely on information provided to the Company in filings by George Soros with the Commission with respect to his beneficial ownership of Common Stock.

(7) This information is based solely on the Schedule 13G dated February 8, 1999, of State Street Research & Management Company filed with the Commission with respect to its beneficial ownership of Common Stock.

(8) Lehman Brothers Inc. owns in the aggregate 1,575,034 shares of Senior Preferred Stock, which may be converted into 3,543 shares of Common Stock. The foregoing information is based on the Schedule 13D dated February 20, 1992, of Lehman Brothers Inc., a subsidiary of Lehman Brothers Holding, Inc., filed with the Commission with respect to its beneficial ownership of Senior Preferred Stock.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of the Record Date, the beneficial ownership of the equity securities of the Company of each of the directors of the Company, each executive officer named in the Summary Compensation Table and all executive officers and directors of the Company as a group. Unless otherwise indicated, the named person directly owns the securities listed and exercises sole voting and investment power with respect thereto. Such table has been prepared from information obtained from the respective directors and executive officers.


                                                             Shares Beneficially Owned              Shares Beneficially Owned
                                                                 (Excluding Shares                  (Including Shares Deemed
                                                               Deemed Owned Pursuant                Owned Pursuant to Rights
                                                             to Rights to Acquire)(1)                    to Acquire)(2)
                                                         ------------------------------         -------------------------------
      Name                     Title of Class             Shares         Percent(3)               Shares             Percent(3)
      ----                     --------------             ------         ----------             ----------           ----------
J. N. Averett, Jr.             Common Stock                4,702             *                   77,327(4)              2.8%

Gary S. Gladstein              Common Stock                1,850             *                    1,850                  *

Robert B. Hodes                Common Stock                  100             *                      100                  *

Lief D. Rosenblatt (5)         --                             --             --                      --                  --

George P. Giard, Jr.           Common Stock                1,940             *                    1,940                  *

Donald G. Housley (6)          Common Stock               16,302             *                   16,391                  *
                               Senior Preferred Stock     39,999             *                   39,999                  *

Neal Moszkowski (7)            --                             --             --                      --                  --

J. A. Ballew                   Common Stock                1,198             *                   21,573(8)               *

David L. Hayden                Common Stock                  837             *                   10,087(9)               *

All executive officers,        Common Stock               27,685           1.0%                 136,399(10)              4.9%
directors and nominees of      Senior Preferred Stock     39,999             *                   39,999                  *
the Company as a group (10
persons)

*Represents less than one percent (1%) of outstanding class.
________

(1) The number and percentage of securities owned excludes any shares that the person may be deemed to be the beneficial owner of pursuant to Rule 13d-3 promulgated under the Exchange Act as a result of any rights that such person may have to acquire beneficial ownership of such security within 60 days.

(2) The number and percentage of securities owned includes all shares that the person may be deemed to be the beneficial owner of pursuant to Rule 13d-3 promulgated under the Exchange Act as a result of any rights that such person may have to acquire beneficial ownership of such security within 60 days.

(3) The percentages shown in the above table are calculated on the basis of the 2,668,122 shares of Common Stock and 7,360,753 shares of Senior Preferred Stock that were issued and outstanding as of the Record Date.

(4) The number of shares and percentage of beneficial ownership includes stock options to acquire 72,625 shares of Common Stock owned by Mr. Averett and 1,492 shares of Common Stock that are owned by him through the Company's Employee Stock Ownership Plan.

(5)    Mr. Rosenblatt does not own any of the Company's securities.

(6) The number of shares and percentage of beneficial ownership includes 89 shares of Common Stock that are issuable upon the conversion of 39,999 shares of Senior Preferred Stock that are owned by Mr. Housley.

(7) Mr. Moszowski, a nominee for director of the Company, does not own any of the Company's securities.

(8) The number of shares of Common Stock and percentage of beneficial ownership of Mr. Ballew includes stock options to acquire 20,375 shares of Common Stock and 1,098 shares of Common Stock owned by him through the Company's Employee Stock Ownership Plan.

(9) The number of shares of Common Stock and percentage of beneficial ownership of Mr. Hayden includes stock options to acquire 9,250 shares of Common Stock and 807 shares of Common Stock owned by him through the Company's Employee Stock Ownership Plan.

(10) The number of shares of Common Stock and percentage of beneficial ownership attributable to all directors and executive officers of the Company as a group includes 89 shares of Common Stock that are issuable upon the conversion of 39,999 shares of Senior Preferred Stock that are beneficially owned by such persons. In addition, the number of shares of Common Stock and percentage of beneficial ownership attributable to such persons include stock options to acquire 108,625 shares of Common Stock and 4,153 shares of Common Stock owned through the Company's Employee Stock Ownership Plan that may be beneficially owned by such persons.

                                   MANAGEMENT

MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company has a standing Audit Committee, which is currently comprised of Messrs. Gladstein, Hodes, Giard and Housley. The Audit Committee is charged with the duties of recommending to the Board the appointment of independent auditors; reviewing the compensation of such auditors; assuring that proper guidelines are established for the dissemination of financial information; conferring with the independent auditors to assure that the personnel of the Treasurer's and Controller's departments are adequately trained and supervised; meeting periodically with the independent auditors, Board of Directors and certain officers of the Company to insure the adequacy of internal controls and reporting; reviewing the Company's consolidated financial statements; and performing any other duties or functions deemed appropriate by the Board. Two meetings of the Audit Committee were held in 1998.

     The Board of Directors of the Company has an Executive Committee, which is currently comprised of Messrs. Averett, Giard and Rosenblatt. The Executive Committee of the Board of Directors has the authority to exercise all powers of the Board of Directors that may be legally delegated to it under Louisiana law, except that it does not have the authority to declare a dividend or to authorize the issuance of shares of stock. No meetings of the Executive Committee were held in 1998.

     The Board of Directors of the Company has a Compensation Committee, which is currently comprised of Messrs. Giard, Housley and Gladstein. The Compensation Committee has the authority to review the performance of the employees of the Company and make recommendations to management with respect thereto, to review the compensation policies of the Company, to make recommendations to the Board of Directors with respect to option grants under the Company's stock option plans and to administer the other employee benefit plans of the Company and make awards thereunder. One meeting of the Compensation Committee was held in 1998.

     The Board of Directors of the Company does not have a standing Nominating Committee.

     During 1998, there were four meetings of the Board of Directors. All current directors of the Company attended 75% or more of the combined number of Board meetings and meetings of the committees of the Board of which they are members.

EXECUTIVE OFFICERS

     The following table lists the names, ages, positions and periods of service with the Company of the Company's current executive officers. Such persons were elected by the Board of Directors of the Company to serve until their earlier resignation or until they are removed or replaced by the Board of Directors.

                                                          Served as
                                                          Executive
         Name                                   Age     Officer Since           Current Position
         ----                                   ---     -------------           ----------------
J. N. Averett, Jr. (1)........................  56         1985                President, Chief Executive Officer
                                                                               and Director
J. A. Ballew (2)..............................  43         1986                Executive Vice President, Treasurer and
                                                                               Secretary
David L. Hayden (3)...........................  44         1990                Senior Vice President/Engineering
Paul E. Holmes (4)............................  42         1990                Vice President/Controller

________

(1) See "Election of Directors" for biographical information.

(2) Mr. Ballew has been associated with the Company since 1985 and currently serves as Executive Vice President, Treasurer and Secretary.

(3) Mr. Hayden has been associated with the Company since 1982 and is currently Senior Vice President/Engineering.

(4) Mr. Holmes has been associated with the Company since 1978 and is currently Vice President/Controller.


                        REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors of the Company is pleased to present this report regarding the compensation policies and practices of the Company applicable to its chief executive officer and other executive officers.

GENERAL POLICY

     The Company's compensation policy applicable to its executive officers is to offer compensation opportunities that the Board of Directors believes are competitive and reasonable based on a number of factors, including the individual's performance and contribution to the future growth of the Company, the financial and operational results of the Company and industry and market conditions. Compensation decisions, including bonus and other incentive compensation, also take into account the efforts of the Company's executive officers in pursuing new opportunities, such as the Company's acquisition of Petal Gas Storage Company in the first quarter of 1998.

     The base and bonus compensation of the Company's executive officers are reviewed and approved annually by the Compensation Committee of the Board of Directors (the "Committee"), which is comprised entirely of non-employee directors. Stock based compensation, such as grants of stock options under the Company's stock option plans, are currently approved by the full Board of Directors of the Company, with Mr. Averett abstaining from voting on such matters, upon the recommendation and advice of the Committee. The components of the Company's executive compensation program are summarized below.

BASE SALARIES

     The base salaries of the Company's executives are determined based on their positions with the Company, their experience, the cost of living in their area of employment and competitive market factors. Base salaries are reviewed annually and adjusted where deemed appropriate. In reviewing the base salaries of the Company's officers, the Committee considers data from published reports regarding reported compensation for companies located in the Shreveport, Louisiana area and for other companies of similar size and complexity. These reports are used as a check on the general competitiveness of the Company's salaries and not as a means to mathematically establish salaries within specified percentiles of salary ranges. In light of the foregoing factors, increases in the base salaries of the Company's four executive officers were approved in March 1999.

BONUSES

     Bonus compensation is provided to the Company's executive officers from time to time based on the financial results of the Company, the executive's past personal performance and related prior specific operational and other achievements. Accordingly, bonus decisions are determined by the Committee on a subjective basis in light of such factors as the Committee considers relevant. Bonus compensation for Mr. Averett is determined primarily pursuant to his employment agreement with the Company, which provides Mr. Averett with an annual cash bonus equal to 2% of the Company's net profits before income tax in excess of $1,000,000. Mr. Averett received a bonus of $13,380 under his employment agreement with the Company based on the Company's results for 1998.

     In addition to the above described contractual bonuses, on March 2, 1999, the Company granted cash bonuses to Messrs. Ballew and Hayden of $10,000 and $10,000, respectively, in recognition of their services to the Company during 1998, including pursuing new acquisition opportunities with Petal Gas Storage Company and the expansion of the caverns at the Petal storage facility.

LONG-TERM INCENTIVE COMPENSATION

     The Board of Directors believes that long term incentive compensation is a key component of the Company's compensation program and that the value of long term incentive compensation should be directly related to increases in shareholder value. Thus, in addition to base salaries and bonuses, the Company provides long-term incentive compensation to its executive officers through stock options under the Company's stock option plan and contributions to a broad-based employee stock ownership plan. Awards under these plans are intended to provide incentives to the participants to increase shareholder value by providing benefits that are directly related to the market value of the Common Stock.

     Stock Options.

     Under the Company's stock option plan, the Board of Directors has the authority to grant options to purchase shares of Common Stock to the Company's executive officers and key employees for terms of up to ten years, with exercise prices equal to or greater than the market price of the Common Stock at the time of grant and with vesting conditions established by the Board. The Board of Directors believes that options provide a desirable form of incentive to the Company's officers in that options received by an officer will be of no value to the officer unless the value of the Common Stock increases.

     It is the policy of the Board of Directors that options not be granted under the Company's stock option plan as a matter of course. Rather, decisions as to whether to grant options to an officer are made by the Board of Directors on an annual basis in light of the circumstances, including the officer's contributions to the Company over the prior year and the expected contributions by the officer in the future. The employees receiving options and the number of shares subject to option grants are recommended by the Committee and approved by the full Board of Directors, with Mr. Averett abstaining from voting on such matters, after consideration of the Committee's recommendation and other relevant matters. If an option is granted to an officer, the number of shares of Common Stock subject to the granted option will be based on, among other things, the level of responsibility of the officer, the anticipated contribution of the officer to the future growth of the Company, the number of shares that the Committee and the Board of Directors believes would be necessary to provide the officer with a meaningful incentive to improve shareholder value and the potential dilution that might result from the grant. The Committee and the Board of Directors also considers the amount and terms of the options held by the officers. Vesting requirements will generally be placed on options in order to relate the benefits of any options granted to an officer to the continued employment of the officer with the Company.

     On March 17, 1998, the Company granted options to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $42.00 per share to five of its executive officers and employees. The market price of the Common Stock at the time of grant was $41.00 per share. On March 3, 1999, the Company also granted options to purchase an aggregate of 27,625 shares of Common Stock at an exercise price of $36.25 to seven of its executive officers and employees. The market price of the Common Stock at the time of grant was $36.25 per share. These grants were made following the Committee's assessment of each of the optionee's contributions to the successful efforts by the Company to achieve growth and shareholder value in 1998, and the anticipated contribution of each optionee to the Company in the future as the Company pursues new opportunities for growth.

     Employee Stock Ownership Plan.

     The Company also provides long-term incentive compensation to its officers and employees through the Company's Employee Stock Ownership Plan ("ESOP"). The ESOP is a broad based plan that is qualified under the Internal Revenue Code of 1986 and provides for annual cash contributions by the Company of up to 10% of annual compensation of all participating employees to a trust for the purchase of shares of Common Stock for the account of the employees. The amount of the contribution, if any, for any given year is in the sole discretion of the Board of Directors or the Committee. It is the current policy of the Board of Directors that the amount of the Company's contribution to the ESOP be determined after considering both financial and operational results of the Company and that the contribution serve both as a recognition of past performance and as an incentive for future performance. The Committee authorized a $55,000 contribution to the ESOP for 1998 and a $60,000 contribution to the ESOP for 1999, which represented approximately 5% of the compensation of the participating employees. Employees realize benefits under the ESOP with respect to contributions and to the extent of growth in the market value of Common Stock.

COMPENSATION OF AND EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER

     The base and fixed bonus compensation of the Company's Chief Executive Officer, J. N. Averett, Jr., are determined pursuant to a one year employment agreement between the Company and Mr. Averett that is renewable annually. Under such agreement, Mr. Averett currently receives an annual base salary of $270,000, which may be increased by mutual agreement between the Company and Mr. Averett based on annual reviews by the Board of Directors of the Company of market factors and Mr. Averett's performance in the prior year. Mr. Averett's base compensation was increased to its current level in March 1999 from $235,000 based on such factors.

     In addition to his base salary, Mr. Averett is entitled to receive under his agreement with the Company an annual cash bonus in an amount equal to 2% of the excess over $1,000,000 of the consolidated net profits before income taxes of the Company in each year during the term of his employment agreement. Under this arrangement, Mr. Averett received a cash bonus in the amount of $13,380 with respect to 1998 results.

     In addition to the cash bonus paid to Mr. Averett for 1998, the Committee concluded that it would be appropriate to provide Mr. Averett with additional incentive to further develop the businesses of the Company to improve shareholder value through the grant of an option to purchase additional shares of Common Stock. Accordingly, Mr. Averett was granted on March 17, 1998, an option to purchase an aggregate of 23,500 shares of Common Stock at an exercise price of $42.00 per share. The market price of the Common Stock on the date of grant was $41.00 per share. Mr Averett was also granted in March 1999 an option to purchase an aggregate of 12,025 shares of Common Stock at an exercise price of $36.25 per share. The market price of the Common Stock on the date of grant was $36.25 per share. The number of shares subject to such option was determined by the Committee after considering Mr. Averett's other compensation arrangements with the Company and reflects the number of shares which the Committee believed would provide Mr. Averett with a meaningful form of incentive to continue to work toward the financial growth of the Company so as to improve shareholder value.

     The Committee and the Board of Directors believes that the combination of the compensation provided to Mr. Averett under his employment agreement and the benefits provided to him through the granting of options and his participation in the ESOP closely align Mr. Averett's compensation with the financial and stock performance of the Company.

DEDUCTION LIMITATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based". For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by the shareholders of the Company. The Company believes that compensation relating to options granted under its option plan should be excluded from the $1 million limitation. The Committee and the Board of Directors believes that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities and benefits the Company's shareholders. The Committee and the Board of Directors intends to take into account the potential application of
Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future. The Committee and the Board of Directors does not currently anticipate that Section 162(m) will limit the deductibility of any compensation paid by the Company to its executive officers during 1998.

SUMMARY

     After review of the existing compensation programs of the Company, the Committee and the Board of Directors believes that the Company's executive compensation program is consistent with the compensation programs provided by other companies comparable in size and complexity to the Company. Further, the Committee and the Board of Directors believes that the components of the Company's compensation program are necessary and appropriate to retain the services of those officers and employees who are considered by the Committee and the Board of Directors essential to the continued success, development and growth of the Company and provide for compensation that is significantly dependent upon and related to the Company's performance such that the financial interests of the Company's executive officers will be closely aligned with those of the Company's shareholders.

                          J. N. Averett, Jr.
                          Gary S. Gladstein*
                          Robert B. Hodes
                          Lief D. Rosenblatt
                          George P. Giard, Jr.*
                          Donald G. Housley*

                          *Compensation Committee Member


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has entered into arrangements with Panamerican Oil Company ("Panamerican"), an oil and gas exploration company of which George P. Giard, a director of the Company, is Chairman of the Board, Chief Executive Officer and a principal stockholder, to commence development activities in oil and gas fields in South America. Under the arrangement between the Company and Panamerican, the Company is paying to Panamerican a monthly fee of $50,000 for all costs and expenses relating to the project in South America. The Company has also agreed to pay to Panamerican a fee of $150,000 in the event the Company and Panamerican are successful in obtaining a contract for development of certain reserves in South America. The Company, however, will be entitled to a full credit against this fee in the event the Company is not otherwise reimbursed by additional parties to this project for a portion of the $50,000 per month fee. During 1998, Panamerican received $500,000 pursuant to this arrangement.

                  COMPENSATION AND TRANSACTIONS WITH MANAGEMENT

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information with respect to the Chief Executive Officer and the other executive officers of the Company as to whom the total annual salary and bonus for the fiscal year ended December 31, 1998, exceeded $100,000.


                           SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                                                                Compensation
                                                    Annual Compensation            Awards
                                                    -------------------         ------------
                                                                                 Securities
                     Name and                                                    Underlying        All Other
                Principal Position       Year        Salary       Bonus           Options        Compensation(1)
         ----------------------------    ----        ------       -----          ----------      ---------------

         J. N. Averett, Jr.              1998      $229,250     $ 13,380          23,500            $3,150
           President and Chief           1997       209,000       65,820          10,000             2,016
           Executive Officer             1996       200,000      127,500          11,000               864

         J. A. Ballew                    1998       144,500       10,000          10,500               488
           Executive Vice President,     1997       126,000       10,000           4,500               412
           Treasurer and Secretary       1996       117,917       30,750           5,000               379

         David L. Hayden                 1998       105,000       10,000           8,000               326
            Senior Vice President/       1997        88,750       10,000           3,000               260
            Engineering                  1996        82,708       24,500           3,000               235

________

(1) Represents life insurance premiums paid by the Company.


     The following table shows, as to the executive officers named in the Summary Compensation Table, information about option grants during the year ended December 31, 1998. The Company does not grant any stock appreciation rights.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      Grant Date
                                          Individual Grants                                              Value
-------------------------------------------------------------------------------------------------- -----------------
                                                 % of Total
                                 Number of         Options
                                Securities       Granted to
           Name                 Underlying        Employees        Exercise                           Grant Date
                                  Options         in Fiscal          Price          Expiration         Present
                                Granted(1)          Year          (Per Share)           Date           Value(2)
----------------------------- ---------------- ---------------- ---------------- ----------------- -----------------
J. N. Averett, Jr.                 23,500           44%              $42.00           03/17/08         $369,721

J. A. Ballew                       10,500           20%               42.00           03/17/08          165,194

David L. Hayden                     8,000           16%               42.00           03/17/08          125,862

________


(1) Stock options granted on March 17, 1998. Options vest in one-quarter increments on an annual basis and become fully vested on March 17, 2002.

(2) Based upon Black-Scholes option valuation model. The calculation assumes volatility of 21.9%, a risk free rate of return of 5.65%, a 10 year option term, option grants at $42.00 per share and that no dividends are paid during the life of the option.

     The following table shows aggregate option exercises during the year ended December 31, 1998, and option values at December 31, 1998, for the executive officers named in the Summary Compensation Table. The Company does not grant any stock appreciation rights.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                               Number of                       Value of
                          Shares                         Securities Underlying                Unexercised
                        Acquired on       Value           Unexercised Options             In-the-Money Options
       Name              Exercise       Realized          at Fiscal Year-End              at Fiscal Year-End(1)
--------------------- -------------- -------------- -------------------------------- -------------------------------

                                                      Exercisable     Unexercisable    Exercisable   Unexercisable
                                                    --------------- ---------------- -------------- ----------------

J. N. Averett, Jr.         -0-            -0-             59,000           39,000       $875,500          $68,438

J. A. Ballew               -0-            -0-             14,125           17,625        148,813           31,750

David L. Hayden            -0-            -0-              5,875           12,125         65,969           16,031


________


(1) Computed based upon the difference between aggregate market value of the Common Stock issuable on the exercise of the option at December 31, 1998, and the exercise price for such shares. The actual value, if any, of the unexercised options will be dependent upon the market price of the Common Stock at the time of exercise. The value of unexercised options has not been described to reflect present value.


     The following table sets forth information regarding the number of shares of Common Stock allocated to the account of the executive officers named in the Summary Compensation Table as a result of contributions made to the ESOP during the fiscal year ended December 31, 1998. The ESOP is qualified under the Internal Revenue Code of 1986 and provides for annual cash contributions by the Company of up to 10% of annual compensation of all participating employees to a trust for the purchase of shares of Common Stock for the account of the employees. The Company made a $55,000 contribution to the ESOP for the fiscal year ended December 31, 1998.


              LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                    Number of                Performance or
                                                  Shares, Units            Other Period Until
                                                    or Other                  Maturation or
                             Name                    Rights                      Payout
                      --------------------- ------------------------- -----------------------------

                      J. N. Averett, Jr.               166                         (1)

                      J. A. Ballew                     161                         (1)

                      David L. Hayden                  120                         (1)

________


(1) Fully vested as a result of the Company's sale of its oil and gas properties in December 1994.

DIRECTORS' FEES

     Each director of the Company who is not an employee of the Company receives $25,000 in cash per year. No compensation for serving as a director is paid to any member of the Board of Directors who is also an employee of the Company.

     In addition to their annual fees as directors of the Company, the members of the Board of Directors are paid a per meeting fee of $500 for each Board and Board committee meeting attended. Further, the Company from time to time requests its directors who are not employees to attend meetings and perform services for the Company. Directors so employed by the Company are compensated at the rate of $500 per day. During 1998, Messrs. Gladstein, Hodes, Rosenblatt, Giard and Housley received $3,000, $1,500, $2,000, $2,500 and $3,000, respectively, pursuant to such arrangements, which compensation included fees paid for attendance at Board and Board committee meetings.

EXECUTIVE COMPENSATION AND SEVERANCE AGREEMENTS

     In an effort to provide appropriate incentives for the Company's officers and key employees to maximize the value of the Company's assets and encourage the retention of its officers following the Company's 1994 disposition of its oil and gas properties, the Company has entered into various Executive Compensation and Severance Agreements with its executive officers and key employees (the "Incentive Compensation and Severance Agreements"). The term of each Incentive Compensation and Severance Agreement expires on December 31, 1999 and automatically renews annually. In general, the Incentive Compensation and Severance Agreements provide for (i) a cash payment to the executive equal to a multiple of the executive's most recent base salary plus an extension of health and insurance benefits for a period of time if the employment of the executive is terminated either by the Company without "cause" (as defined below) or by the executive due to a decrease in the executive's salary or a material change in the duties and responsibilities of the executive as described therein and (ii) cash retention bonuses that were paid through 1996. A voluntary termination of employment by an officer or key employee without a decrease in salary or a material change in duties or responsibilities will not entitle the employee to severance payments under the Incentive Compensation and Severance Agreements. The term "cause" is defined in the Incentive Compensation and Severance Agreements to mean dishonesty, conviction of a felony or the continued failure by the executive officer to perform material duties consistent with the executive officer's position.

     Under the terms of the Incentive Compensation and Severance Agreements, the amount of any severance payments and length of such benefits will vary depending on the executive, with the President of the Company receiving three times his annual salary and three years of benefits, the Executive Vice President of the Company and the Senior Vice President of the Company each receiving two and one-half times their annual salary and two and one-half years of benefits and the other executive officers and key employees of the Company each receiving one and one-half times their annual salary and one and one-half years of benefits. The amount of severance payments that would be made to J. N. Averett, Jr., J. A. Ballew, David L. Hayden and all executive officers and key employees of the Company as a group are $810,000, $442,500, $320,000 and $1,730,000, respectively, if their employment were to be terminated by the Company for any reason other than cause.

EMPLOYMENT AGREEMENT

     As described in the report of the Compensation Committee, the Company has an employment agreement with J. N. Averett, Jr. Under such agreement, Mr. Averett has agreed to serve as Chief Executive Officer or President and Chief Operating Officer through the term of the agreement. Mr. Averett's employment agreement is a year to year contract with a provision that provides that it will be automatically renewed at the end of each year unless certain prior notices are provided. Mr. Averett's base compensation under the employment agreement is currently $270,000 per year and may be increased by mutual agreement between the Company and Mr. Averett. Mr. Averett is also entitled to an annual cash bonus equal to 2% of the excess over $1,000,000 of the consolidated net profits of the Company during each year during the term of his employment agreement. Mr. Averett's employment agreement also provides Mr. Averett with routine benefits such as insurance, vacations, reimbursement of expenses, use of an automobile and other similar benefits provided to senior members of management of the Company. The Company's employment agreement with Mr. Averett further provides that in the event Mr. Averett's employment is terminated by Mr. Averett for "good reason" or by the Company for any reason other than "cause", Mr. Averett will be entitled to receive $100,000 in cash plus any other compensation to which he may be entitled pursuant to the agreement.

PERFORMANCE GRAPH

     The following performance graph compares the performance of the Common Stock to the Dow Jones Equity Market Index and the Dow Jones Energy-Oil Secondary Index for the five years ended December 31, 1998. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1993, and that all dividends were reinvested.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       Among Crystal Oil Company, Dow Jones Equity Market & Dow Jones-Oil
                                Secondary Index


                                     [GRAPH]


                                                    1993       1994       1995        1996       1997       1998

Crystal Oil Company                                  100        135        139         166         201       174

Dow Jones Equity Market Index                        100        101        139         171         229       294

Dow Jones Energy-Oil Secondary Index                 100         97        112         138         147       107

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company=s officers and directors, and persons who beneficially own more than 10% of a registered class of the Company=s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the regulations promulgated under
Section 16(a) to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 4 were required for those persons, the Company believes that, during the fiscal year ended December 31, 1998, all officers, directors and greater than 10% stockholders complied with all filing requirements applicable to them, except that George P. Giard, Jr. did not file a Form 4 on a timely basis for the months of March and April 1998 to report the purchase of an aggregate of 1,000 shares of Common Stock of the Company on the open market.

                              SHAREHOLDER PROPOSALS

     Shareholder proposals for inclusion in the Proxy Statement for presentment to the 2000 Annual Meeting of Shareholders must be received at the office of the Company, 229 Milam Street, Shreveport, Louisiana 71101, no later than December 9, 1999, to be considered for inclusion in the Proxy Statement relating to such meeting. Shareholder proposals submitted outside the processes of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, will be considered untimely if received by the Company after February 22, 2000.

                                OTHER INFORMATION

     The Board of Directors is not aware that any matters other than those set forth herein and the Notice of Annual Meeting of Shareholders will come before the meeting. Should any other matters requiring the vote of the shareholders arise, it is intended that proxies will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxy in the interest of the Company.

                                             By Order of the Board of Directors,

                                             /s/ J. A. Ballew

                                             J. A. Ballew
                                             Secretary

Dated: April 14, 1999

                              CRYSTAL OIL COMPANY

                                     PROXY

          This Proxy is solicited on behalf of the Board of Directors

   The undersigned shareholder of Crystal Oil Company, a Louisiana corporation (the "Company"), hereby appoints J.N. Averett, Jr., Gary S. Gladstein and
Donald G. Housley, and each of them, Proxies of the undersigned, with the power of substitution, to vote, as designated hereon, all of the shares of capital stock of the Company which the undersigned would be entitled to vote at the annual meeting of shareholders to be held on May 20, 1999, or any adjournment or adjournments thereof, on the following matters more particularly described in the Proxy Statement dated April 14, 1999.

   Receipt is hereby acknowledged of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 14, 1999, and the Annual Report of Crystal Oil Company for the year ended December 31, 1998.



                          (Continued on Reverse Side)

       Please mark your
  X    votes as in this
-----  example.

           For all nominees listed at right       WITHHELD AUTHORITY to vote
          (except as marked to the contrary).  for all nominees listed at right.
1. ELECTION OF                                                       J.N. Averett, Jr., Gary S. Gladstein,
   DIRECTORS                                                         Lief D. Rosenblatt, George P. Gland, Jr.,
                        ---------                      ----------    Donald G. Housley, and Neal Moszkowski

   (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)


   ---------------------------------------------------------------

                                              FOR      AGAINST     ABSTAIN
2. PROPOSAL to ratify the appointment of
   KPMG LLP as the independent auditors
   of the Company for 1999.                 -------    -------     -------

3. In their discretion the Proxies are
   authorized to vote upon such other
   business as may properly come before
   the meeting.


This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be vote FOR the election of the nominees listed herein or any substitute for them and FOR Proposal 2.

Note: Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE(S) __________________________________ DATED __________________, 1999

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.